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Exhibit 99.1

Anheuser Busch Notifies Centiv of Non-Renewal of Preferred Supplier Agreement
17 Dec 2002, 7:08pm ET

VERNON HILLS, IL—(BUSINESS WIRE)—Dec. 17, 2002—Centiv, Inc. (NASDAQ:CNTV), today announced that the Company has been notified by Anheuser-Busch that it will not renew the Preferred Supplier and Support Agreements currently in place with Centiv that expire on March 31, 2003. Under the current agreements, Centiv has been supplying equipment, consumable supplies, and services for print centers in A-B's wholesaler network on a non-exclusive basis.

"Obviously we are surprised and disappointed that Anheuser-Busch has chosen not to renew our Preferred Supplier and Support Agreements," said Bill Rychel, Centiv's CEO. "However, while the revenues generated by A-B are substantial, it is essentially an ink and paper distribution business—with substantially lower margins than our Instant Impact™ point-of-purchase solution. We intend to restructure the company in order to focus exclusively on Instant Impact™, thereby minimizing the future net financial impact of the lost Anheuser Busch revenue. We anticipate no material change in the overall prospects for the Instant Impact™ business as a result of this decision by Anheuser Busch," said Rychel.

About Centiv™

Centiv, Inc. (NASDAQ:CNTV), headquartered in Vernon Hills, IL, offers solutions for locally customized POP signage to the consumer packaged goods industry. The delivered product is high quality, digitally produced signage that is mass-customized for the unique requirements of each retail location. Centiv's P.O.P. services are currently used by leading U.S. Corporations for local and regional customized point-of-sale programs. Additional information regarding Centiv, Inc., may be obtained by contacting Centiv headquarters, 998 Forest Edge Drive, Vernon Hills, IL 60061. Phone 847-876-8300 or fax 847-955-1269, or visit its website: http://www.centiv.com for a product demonstration.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this press release and include all statements that are not historical statement of fact. The words "may", "would", "could", "will", "increase", "expect", "implement", "estimate", "anticipate", "believes", "intends", "plans", and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that such statements are not guarantees of future performance and involve various risks and uncertainties, many of which are beyond the Company's control. Actual results may differ materially from those discussed in the forward-looking statements as a result of factors described below. These risks include, but are not limited to, competitive market pressures, material changes in customer demand, availability of labor, the Company's ability to perform contracts, governmental policies adverse to the computer industry, economic and competitive conditions, and other risks outside the control of the Company, as well as those factors discussed in detail in the Company's filings with the Securities and Exchange Commission, including "Factors That May Affect Future Results" section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

CONTACT:
        Centiv, Inc.
        Tom Mason, 847/876-8304
        tmason@centiv.com
        or
        Piedmont Consulting, Inc.
        Keith Fetter, 404/233-6999
        keith@piedmont-consulting.net

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  Exhibit 99.1